Exhibit 3.131
LIMITED LIABILITY COMPANY AGREEMENT
OF
MPT OF SPRINGFIELD, LLC
THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), is made and entered into as of April __, 2008, by and between MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, (hereinafter referred to as the “Sole Member”), and MPT OF SPRINGFIELD, LLC, a Delaware limited liability company, d/b/a MPW-MPT of Springfield (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company was organized pursuant to the Delaware Limited Liability Company Act (the “Act”), as set forth in the Delaware Code, § 18-101 et seq., as the same may be amended from time to time, on April     , 2008;
WHEREAS, the parties desire to enter into this Limited Liability Company Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, the parties hereby agree as follows:
1. MEMBERSHIP INTERESTS. The Sole Member currently owns one hundred percent (100%) of the membership interests in the Company.
2. MANAGEMENT BY MEMBERS. Management of the Company shall be vested in its members. The members shall have the exclusive right, power and authority to manage and operate the business and affairs of the Company and to authorize any act or transaction on behalf of the Company. The members may from time to time appoint and delegate authority to act on behalf of the Company to such officers as the members deem appropriate. Any deed, agreement or other instrument, whether or not for apparently carrying on in the usual way the business or affairs of the Company, shall be binding on the Company and may be relied upon by any person or entity which is supplied with such executed deed, agreement or other instrument, if the same is executed on behalf of the Company by a member.
3. GOVERNING LAW. This Agreement shall be interpreted, construed and enforced in accordance with the Act and the laws of the State of Delaware, without giving effect to its choice of law provisions.
4. ENTIRE AGREEMENT. This Limited Liability Company Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, whether written or oral.

5. AMENDMENTS. No amendments of this Agreement shall be valid unless it is set forth in a writing signed by the members of the Company.
6. SINGLE PURPOSE ENTITY. The Company shall operate as a Single Purpose Entity (as hereinafter defined). For the purpose of this Agreement, the term “Single Purpose Entity” shall mean an entity which (i) exists solely for the purpose of acquiring, owning, developing, and leasing certain real estate and improvements located in West Springfield, Massachusetts (the “Project”), (ii) conducts business only in its own name, (iii) does not engage in any business other than acquisition, ownership, development, and leasing of the Project, (iv) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the interest which it owns in the Project, (v) does not have any assets other than those related to its interest in the Project and does not have any debt other than as related to or in connection with the Project and does not guarantee or otherwise obligate itself with respect to the debts of any other person or entity; provided, however, that, notwithstanding the foregoing, the Company may guarantee or otherwise obligate itself with respect to the debts of any affiliate, (vi) has its own separate books, records and accounts, (vii) holds itself out as being a company separate and apart from any other entity, and (viii) observes limited liability company formalities independent of any other entity.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Limited Liability Company Agreement on the date first set forth above.

MPT OPERATING PARTNERSHIP, L.P.
By:	/s/ Emmett E. McLean
Emmett E. McLean
Its:	Executive Vice President and Chief Operating Officer

MPT OF SPRINGFIELD, LLC BY: MPT OPERATING PARTNERSHIP, L.P. ITS: SOLE MEMBER
By:	/s/ Emmett E. McLean
Emmett E. McLean
Its:	Executive Vice President and Chief Operating Officer

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